                                                                 EXHIBIT 3(i)(a)

                            ARTICLES OF INCORPORATION
                                       OF
                              SEVERN BANCORP, INC.

          The undersigned, Alan J. Hyatt, whose post office address is 1919A West Street, Annapolis, Maryland 21401, being at least eighteen years of age, acting as incorporator, does hereby form a corporation under the General Laws of the State of Maryland with the following Articles of Incorporation:

                                    ARTICLE I

                                      Name

          The name of the Corporation is Severn Bancorp, Inc. (herein the "Corporation").

                                   ARTICLE II

                                Principal Office

          The post office address of the principal office of the Corporation in the State of Maryland is 1919A West Street, Annapolis, Maryland 21401.

                                   ARTICLE III

                                     Powers

          The purpose for which the Corporation is organized is to act as a financial institution holding company and to transact all other lawful business for which corporations may be incorporated pursuant to the General Laws of the State of Maryland. The Corporation shall have all the powers of a Corporation organized under the General Laws of the State of Maryland.

                                   ARTICLE IV

                                 Resident Agent

          The name and post office address of the resident agent of the Corporation in Maryland is Alan J. Hyatt, 1919 West Street, Annapolis, Maryland, 21401. The resident agent is a citizen of the State of Maryland and actually resides therein.

                                    ARTICLE V

                                  Capital Stock

          A. Number. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Three Million (3,000,000) shares of which Two Million (2,000,000) shares shall be common stock of the par value of $0.01 per share, all of one class, and of which One Million (1,000,000) shares shall be Serial Preferred Stock of the par value of $0.01 per share.

          Shares, whether now or hereafter authorized, may be issued by the Corporation from time to time upon the approval of the board of directors of the Corporation and without the approval of the stockholders except as otherwise provided in this Article V or the rules of a national securities exchange, if applicable. The consideration for the issuance of the shares shall be paid to or received by the Corporation in full before their issuance and shall not be less than the par value per share.

          B. Dividends. The holders of the common stock are entitled at all times to one vote for each share and to such dividends as the Board of Directors may in their discretion legally declare, subject, however, to the voting and dividend rights, if any, of the holders of the Preferred Stock. In the event of any liquidation, dissolution or winding up of the Corporation, the remaining assets of the Corporation after the payment of all debts and necessary expenses, subject, however, to the right of the holders of the Preferred Stock then outstanding, shall be distributed among the holders of the Common Stock pro rata in accordance with their respective holdings. The Common Stock is subject to all of the terms and provisions of the Preferred Stock as fixed by the Board of Directors as hereinafter provided.

          C. Preferred Stock. The Board of Directors shall have the authority to classify and reclassify any unissued shares of Preferred Stock by authorizing the issuance of the Preferred Stock in one or more series with such distinctive designations as may be established by the Board of Directors and any such series: (a) may have such voting powers, full or limited, or may be without voting powers; (b) may be subject to redemption at such time and at such prices;
(c) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions, and at such times and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock; (d) may have such rights upon the dissolution of, or upon distribution of the assets of, the Corporation; (e) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation, at such price or prices or at such rates of exchange, and with such adjustments; and (f) shall have such other preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms or conditions of redemption or other rights, as shall hereafter be authorized by the Board of Directors and stated and expressed in sections supplementary to this charter document providing for the issuance of such Preferred Stock.

                                   ARTICLE VI

                                Preemptive Rights

          No holder of any of the shares of any class or series of stock or of options, warrants, or other rights to purchase shares of any class or series of stocks or of other securities of the Corporation shall have any preemptive right to purchase or subscribe for any unissued stock of any class or series, or any unissued bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for stock of any class or series or carrying the right to purchase stock of any class or series.

                                   ARTICLE VII

                              Repurchase of Shares

          The Corporation may from time to time, pursuant to authorization by the Board of Directors of the Corporation and without action by the stockholders, purchase or otherwise acquire shares of any class, bonds, debentures, or other securities of the Corporation in such manner, upon such terms, and in such amounts as the Board of Directors shall determine; subject, however, to such limitations or restrictions, if any, as are contained in the express terms of any class of shares of the Corporation outstanding at the time of the purchase or acquisition in question or as are imposed by law.

                                  ARTICLE VIII

                   Meetings of Shareholders; Cumulative Voting

          A. Anytime in the interval between annual meetings, a special meeting of stockholders may only be called by the Chairman of the Board, the President, by a majority of the Board of Directors by vote at a meeting or in writing, or by the written request of the holders of a minimum of 25% of the outstanding capital stock entitled to vote at the meeting.

          B. Stockholders shall not have cumulative voting rights.

                                   ARTICLE IX

                                Initial Directors

          The Corporation shall be under the direction of a Board of Directors which shall initially consist of eleven (11) directors. The number of directors may be increased or decreased pursuant to the bylaws of the Corporation, but shall never be fewer than the minimum number required by applicable law, nor more than fifteen (15). The names of the directors who shall act until the first meeting or until their successors are duly chosen and qualified are:

 Alan J. Hyatt             Carroll H. Hynson         H. Erle Schafer
 Melvin E. Meekins         S. Scott Kirkley          T. Theodore Schultz
 Louis DiPasquale          Ronald Pennington         Keith Stock
 Melvin Hyatt              Vincent J. Pompa

                                    ARTICLE X

                                    Directors

          A. Classified Board. The Board of Directors shall be divided into three classes, Class I, Class II, and Class III. Each such class shall consist, as nearly as possible, of one-third of the total number of directors and any remaining directors shall be included within such class or classes as the Board of Directors shall designate.

          The following persons shall constitute Class I and shall serve as directors until the 1991 annual meeting of stockholders: Alan J. Hyatt, Melvin
E. Meekins, Louis DiPasquale, and Melvin Hyatt.

          The following persons shall constitute Class II and shall serve as directors until the 1992 annual meeting of stockholders: Carroll H. Hynson, S. Scott Kirkley, Ronald Pennington, and Vincent J. Pompa.

         The following persons shall constitute Class III and shall serve as directors until the 1993 annual meeting of stockholders: H. Erle Schafer, Keith Stock, and T. Theodore Schultz.

          At each annual meeting of stockholders beginning in 1991, successors to the class of directors whose term expires at that annual meeting shall be elected for a term of three years.

          If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. A director shall hold office, subject to any removal, death, resignation, or retirement until the annual meeting for the year in which his term expires and until his successor shall be elected and qualifies.

          To the extent that any holders of any class or series of stock other than Common Stock shall have the separate right, voting as a class or series, to elect directors, the directors elected by such class or series shall be deemed to constitute an additional class of directors and shall have a term of office for one year or such other period as may be designated by the provisions of such class or series providing such separate voting rights to the holders of such class or series of stock, and any such class of directors shall be in addition to the classes designated above.

          B. Removal. Any director of the Corporation may be removed with cause by the affirmative vote of the holders of 75 percent of all the votes entitled to be cast for the election of directors but no director may be removed by the stockholders without cause.

                                   ARTICLE XI

                  Indemnification and Limitations on Liability

          A. Indemnification. The Corporation shall indemnify: (a) its directors to the full extent provided under the Maryland General Corporation Law now or hereafter in force, including the advance of expenses under the procedures provided by such laws; (b) its officers to the same extent it shall indemnify its directors; and (c) its officers who are not directors to such further extent as shall be authorized by the Board of Directors and be consistent with law. The foregoing shall not limit the authority of the Corporation to indemnify other employees and agents consistent with law.

          B. Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability.

          C. Limitations on Liability. To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of this Corporation shall be personally liable to the Corporation or its shareholders for money damages. No amendment of the Charter of the Corporation or repeal of any of its provisions' shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.

                                   ARTICLE XII

                              Acquisition Proposals

          The Board of Directors shall base the response of the Corporation to any "Acquisition Proposal" on the Board of Directors' evaluation of what is in the best interest of the Corporation. In evaluating what is in the best interest of the Corporation, the Board of Directors shall consider:

          (a) The best interest of the stockholders. For this purpose, the Board shall consider among other factors, not only the consideration offered in the Acquisition Proposal in relation to the then current market price of the Corporation's stock, but also in relation to the current value of the Corporation in a freely negotiated transaction and in relation to the Board of Directors' then estimate of the future value of the Corporation as an independent entity or as the subject of a future Acquisition Proposal

          (b) The best interests of depositors of banks affiliated with the Corporation and of other creditors of the Corporation and its subsidiaries; and

          (c) Such other factors as the Board of Directors determines to be relevant, including, among other factors, the social, legal and economic effects upon employees, suppliers, customers and the business of the Corporation and its subsidiaries and on the communities in which the Corporation and its subsidiaries operate or are located.

          "Acquisition Proposal" means any proposal for the consolidation or merger of the Corporation with another corporation, any share exchange involving the Corporation's outstanding capital stock, any liquidation or dissolution of the Corporation, any transfer of all or a material portion of the assets of the Corporation, and any tender offer or exchange offer for any of the Corporation's outstanding stock.

                                  ARTICLE XIII

                     Amendment of Articles of Incorporation

          The Corporation reserves the right to repeal, alter, amend or rescind any provision contained in these Articles in the manner now or hereafter prescribed by law, and all rights conferred on stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles VI through XIV, inclusively, of these Articles may not be repealed, altered, amended or rescinded in any respect unless the same is approved by the affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (after giving effect to the provisions of Article V) cast at a meeting of the stockholders called for that purpose.

                                   ARTICLE XIV

                                    Duration

     The duration of the Corporation shall be perpetual.

          IN WITNESS WHEREOF,I, Alan J. Hyatt, being the hereinabove named incorporator, do hereby acknowledge these Articles of Incorporation to be my act and deed on this 28th day of August, 1990.

                                /s/ Alan J. Hyatt
                            ----------------------------------------------
                                   Alan J. Hyatt, Incorporator